EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated August 30, 2013 with an effective date of September 1, 2013 (the “Agreement”), is by and between NEOMEDIA TECHNOLOGIES, INC., a Delaware corporation (the “Company” or “NeoMedia”), and LAURA MARRIOTT (the “Executive”). The Company and the Executive are referred to each individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties agree that all prior agreements and amendments between and among the Parties and their respective and related companies shall be superseded, replaced and otherwise made null and void, except as otherwise set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Executive do hereby agree as follows:

AGREEMENT

1.            Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2.            Employment.

(a)            The term of employment with the Company shall commence on September 1, 2013 (“Effective Date”) and shall expire on August 31, 2016 (“Employment Period”), unless terminated pursuant to other clauses in this Agreement.

(b)            The Agreement shall expire at the end of the Employment Period unless the Parties agree, in writing, to extend this Agreement. If the Agreement is not renewed in writing, the non-renewal is not considered a Termination (as defined below), and the Executive is not entitled to any compensation, as set forth in Section 5, that becomes effective if the Agreement is terminated.

3.            Position and Duties.

(a)            The Executive shall, during the Employment Period hereunder, serve as Chief Executive Officer (“CEO”) shall perform the executive and administrative duties, functions and privileges incumbent with the position of CEO and such other duties as reasonably determined by the Board of Directors of the Company (the “Board”) from time to time.

(b)            The Executive will report to the Board, and the Executive’s authority is subject to approval by the Board, which said approval may be reflected in approval of the Executive’s decisions in the annual budget or during corporate governance meetings with the Board.

(c)            The Executive agrees to serve the Company faithfully, conscientiously and to the best of her ability, and to devote all of her business time to the business and affairs of the Company (and, if requested by the Board, any subsidiary or affiliate of the Company) so as to promote the profit, benefit and advantage of the Company and, if applicable, any subsidiaries or affiliates of the Company. The Executive shall fulfill her duties of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the business, interests or reputation of the Company. The Executive’s employment is subject to compliance with all the Company’s policies, all as may be amended from time to time.

(d)            During the Employment Period, the Executive’s principal place of employment shall be at the Company’s executive offices in Boulder, Colorado. The Executive acknowledges, however, that travel may be required as part of her duties hereunder; and the Executive agrees to undertake such travel as may be reasonably required by the business of the Company from time to time.

4.            Compensation.

(a)            Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (“Base Salary”) of Three Hundred Fifty Thousand United States Dollars ($350,000) payable by the Company and payable in accordance with the Company’s payroll schedules throughout the term of such employment, subject to the provisions of Section 5 hereof (governing Terminations), and subject to any applicable tax and payroll deductions; provided, however, that in the Company’s sole discretion, based on factors such as the market and the Executive’s job performance, salary increases may be made. There, however, is never a guarantee of an increase in Base Salary. Salary decreases may be made through a written modification of this Agreement executed and signed by the Parties.

(b)            Quarterly Bonus.

(i)            During the Employment Period, the Executive shall be eligible to receive a bonus each quarter (“Quarterly Bonus”) of up to Twenty-Five Thousand and 00/100 United States Dollars (US $25,000.00). The amount of any Quarterly Bonus shall be determined by the Company in its sole discretion and based on the contributions of the Executive to the Company’s business and success.

(ii)            Quarterly Bonuses are not deemed earned and accrued until both of the following events have occurred: the Board awards a Quarterly Bonus and the Company files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”), with respect to the first, second and third quarters, or its Annual Report on Form 10-K with the SEC, with respect to the fourth quarter. Provided that a Quarterly Bonus has been awarded as described herein, the payment of the Quarterly Bonus will occur with the next regular payroll that is processed at least ten (10) business days following the Company’s filing of its Quarterly Report on Form 10-Q with the SEC, with respect to the first, second and third quarters, or its Annual Report on Form 10-K with the SEC, with respect to the fourth quarter. The Parties agree that payment of the Quarterly Bonus may be delayed based on the cash position of the Company.

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(iii)            Quarterly Bonuses that are not earned and accrued are deemed waived if the Executive’s employment terminates for any reason prior to the Board awarding a Quarterly Bonus and the Company filing its Quarterly Report on Form 10-Q with the SEC, with respect to the first, second and third quarters, or its Annual Report on Form 10-K with the SEC, with respect to the fourth quarter.

(c)            Reorganization Bonus. In the event that a plan of reorganization for the Company is confirmed by a court of bankruptcy under Chapter 11 of the Bankruptcy Code of the United States during the Employment Period, the Company, in its discretion and subject to the approval of the bankruptcy court that confirmed the plan of reorganization, may award the Executive a bonus (“Reorganization Bonus”) to reflect the Executive’s assistance with securing the confirmed reorganization plan. Any Reorganization Bonus shall not be deemed earned and accrued until both of the following events have occurred: the Board awards a Reorganization Bonus and the confirmation of the reorganization plan becomes final and thirty (30) days pass following the confirmation of the reorganization plan becoming final. Provided that a Reorganization Bonus has been awarded as describe herein, the payment of the Reorganization Bonus will occur with the next regular payroll that is processed thirty (30) days following the date in which the confirmation of the reorganization plan becomes final.

(d)            Other Benefits.

(i)            During the Employment Period, the Executive shall be entitled to participate in such employee benefit plans, programs or arrangements (collectively the “Plans”), implemented by the Company and available to executive officers of the Company such as Medical, Dental, Short Term Disability, Long Term Disability, 401(k), and Life Insurance. the Company shall have the right, from time to time and in its sole discretion, to modify and amend the benefits provided to its executive officers, including the Executive, consistent with the provisions herein.

(ii)            For up to the first ninety (90) days of the Employment Period, the Company shall reimburse the Executive for the costs associated with her benefits, up to an amount of Four Thousand Five Hundred United States Dollars ($4,500).

(iii)            The Executive shall be provided with a defined benefits package within the first ninety (90) days of the Employment Period, which shall include, but not be limited to, a 401(k) plan.

(e)            Fringe Benefits.

(i)            Business Expenses. During the Employment Period, the Company shall pay for directly or reimburse the Executive for all reasonable, customary and necessary business-related expenses incurred by the Executive in connection with the duties of the Executive hereunder, upon submission by the Executive to the Company of such written evidence of such expense as the Company may require. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Board.

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(ii)            Paid Time Off. During the Employment Period, the Company agrees that the Executive shall earn five (5) weeks (25 business days) of Paid Time Off (“PTO”) per calendar year for use as the Executive sees fit, provided that such PTO intended for use as vacation time shall be taken at times mutually agreeable to the Executive and Company and otherwise pursuant to applicable workplace policies governing the use of PTO. The Executive shall further be entitled to paid holidays and authorized leaves (paid and unpaid) in accordance with the policies of the Company then in effect for its senior executives. The period of December 25 to January 1 of the following calendar year shall be specifically designated as a holiday period throughout the Employment Period. At all times, irrespective of the reason for the use, the Executive’s use of PTO shall be consistent with the applicable workplace policies.

(iii)            Change of Control. The Company and the Executive acknowledge the terms of the Change of Control Agreement dated April 3, 2012 (“Change of Control Agreement”) and agree that the terms of the Change of Control Agreement expressly are incorporated by reference into the Agreement. The Parties further agree that the Change of Control Agreement expressly survives termination of the prior independent contractor relationship between the Company and the Executive.

(iv)            Stock Options. The Company and the Executive acknowledge the terms of the NeoMedia Technologies, Inc. Non-Qualified Stock Option Agreement dated July 23, 2102 (“Stock Option Agreement”) and agree that the terms of the Stock Option Agreement expressly is incorporated by reference into the Agreement. The Parties further agree that the Stock Option Agreement expressly survive(s) termination of the prior independent contractor relationship between the Company and the Executive.

(v)            Recovery of Incentive Compensation. Notwithstanding anything herein to the contrary, the Executive agrees that incentive compensation payable to the Executive under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company in respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy.

5.            Termination.

(a)            Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

(b)            Termination upon Disability. If the Executive is unable to perform the essential functions of her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5(b) of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment and/or retaliation on the basis of a disability.

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(c)            Termination for Cause. Notwithstanding the Employment Period, the Company may terminate the Executive for Cause, by giving written Notice of Termination to Executive. The Date of Termination shall be specified in the Notice of Termination. For purposes hereof, “Cause” shall mean: (i) the Executive’s failure to materially perform and discharge the duties and responsibilities of the Executive under this Agreement after receiving written notice and allowing the Executive thirty (30) days to cure such failures, if so curable, (provided, however, that after one such notice has been given to the Executive during the Employment Period, the Company is no longer required to provide time to cure subsequent failures under this Subsection 5(c)(i)); or (ii) any breach by the Executive of the provisions of Sections 6, 8 and/or 9 hereof; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) felony conviction involving the personal dishonesty or moral turpitude of the Executive; or (v) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing her duties in any manner; or (vi) any misappropriation, embezzlement or conversion of the Company’s or any of its parent’s, subsidiary’s or affiliate’s property by the Executive; or (vii) willful misconduct or breach of fiduciary duty by the Executive in respect of the duties or obligations of the Executive under this Agreement; or (viii) the Executive’s failure to materially perform and discharge the duties and responsibilities of the Executive with respect to goals or objectives periodically provided to the Executive by the Company.

(d)            Termination by the Company without Cause. Except as set forth in Section 5(c) hereof, the Company may terminate this Agreement at any time by providing a Notice of Termination which includes a Date of Termination at least thirty (30) days after delivery of the Notice of Termination.

(e)            Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than sixty (60) calendar days after delivery of the Notice of Termination.

(f)            Termination by the Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and a complete factual basis for Executive’s belief that she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if: (i) there is a material diminution of the Executive’s authority, duties or reporting responsibilities; or (ii) the Company willfully and materially breaches this Agreement, provided that “Good Reason” shall not be deemed to have occurred unless the Executive provides written notice to the Company of the condition constituting “Good Reason” within fifteen (15) days of the initial existence of the condition, and such condition is not corrected by the Company within thirty (30) days of the date of the Company’s receipt of such written notice. With respect to a claim that the Company has materially breached this Agreement, the notice must specify the following: (x) each and every material breach(es) by the Company, and (y) the factual basis for the Executive’s claim that the Company has materially breached the Agreement including when the breach occurred, how it occurred, who was involved, what happened, and why it constitutes a breach. Notice of the material breach and/or Notice of the Date of Termination shall be provided as defined in Section 7 below.

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(g)            Obligations Upon Termination.

(i)            Termination for Death or Disability. If employment terminates pursuant to Subsection 5(a) or (b), the Company shall, promptly upon such termination, pay the Executive, the Estate of Executive, or the person charged with legal responsibility for the Executive’s Estate or her person, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment shall be made in a single lump sum minus applicable withholdings. The Executive, as of the date of the Notice of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(ii)            Termination for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5(c), no Compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(iii)            Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5(d) or that the Executive terminates this Agreement pursuant to Subsection 5(f), the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein, continue to pay to the Executive the Base Salary in effect as of the Date of Termination for a period of six (6) months from the Date of Termination, provided that such termination constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). In no event, however, shall the continuation of such payments during such post-termination period be deemed to be employment hereunder for purposes of calculating any bonus due to the Executive or for purposes of determining the vesting or exercise period of any stock options granted hereunder, or otherwise. Except as set forth in this Subsection 5(g)(iii), the Executive further shall not be provided benefits from the Company, as set forth in Subsections 4(c) and (d), once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements. The payments described in this Subsection 5(g)(iii) shall be based on the Executive’s Base Salary in effect on the Date of Termination. The payments shall be paid in normal payroll schedules with applicable withholdings made from the payment, provided that, Executive executes the Release described below in Subsection 5(h).

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(iv)            Termination by Executive other than for Good Reason. In the event that the employment of the Executive is terminated pursuant to Subsection 5(e), no Compensation (as set forth in Section 4 above), no severance, no bonuses or other post-termination payment shall be due or payable by the Company to the Executive (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(h)            Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5(g) shall commence until Executive executes and delivers a mutually agreeable release reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such release or in a final severance agreement and any applicable revocation period with respect to such release has expired.

(i)            Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service shall be made earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company.

(j)            Notice of Termination. A “Notice of Termination” to effectuate a termination under Section 5 shall be made in accordance with the Notice provision defined in Section 7. For purposes of this Agreement, a Notice of Termination shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Executive not report to work after the date of the written notice.

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(k)            Date of Termination. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Section 5.

6.            Restrictive Covenants. The Company and the Executive acknowledge the terms of the Contractor Noncompetition, Nondisclosure and Nonsolicitation Agreement (“Restrictive Covenant Agreement”), effective as of August 29, 2013, and agree that the terms of the Restrictive Covenant Agreement expressly are incorporated by reference into this Agreement. The Parties further agree that the Restrictive Covenant Agreement expressly survives termination of the prior independent contractor relationship between the Company and the Executive and that this Agreement serves as consideration for the continuation of the Restrictive Covenant Agreement.

7.            Notice. For the purpose of this Agreement, notices and all other communications to either Party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered in person, mailed by certified mail, return receipt requested or recognized overnight delivery service and (b) transmitted via electronic mail.

If to the Company:	NeoMedia Technologies, Inc.
100 West Arapahoe Avenue, Suite 9
Boulder, CO 80302
Telephone: 303.546.7946
Facsimile: 636.648.9922
Attention: Chief Financial Officer

With a copy to:	K&L Gates LLP
Southeast Financial Center – 39th Floor
200 South Biscayne Blvd.
Miami, FL 33131-2399
Telephone: 305.539.3300
Facsimile: 305.358.7095
Attention: April Boyer, Esq.
E-mail: april.boyer@klgates.com

If to the Executive:	Laura Marriott
E-mail: lmarriott@neom.com

or to such other address as either party shall designate by giving written notice of such change to the other party.

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8.            Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ Products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain confidential information (as described in more detail in the Restrictive Covenant Agreement) (“Confidential Information”) or trade secrets. The Parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form. If the Company has a good faith basis for suspecting that Executive has retained documents, property or information in violation of this provision, if requested, the Executive is obligated to provide the Company and/or its agent with access to the Executive’s laptop(s), external drive(s), computer(s), flash drive(s) and/or removable media to ensure all property of the Company or its subsidiaries and affiliates has been returned, and Executive is not retaining copies of the documents or property without the Company permission.

9.            Prior Agreements.

(a)            The Executive represents to the Company (1) that there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or employment hereunder, (2) that the Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound, and (3) that the Executive is free and able to execute this Agreement and to enter into employment by the Company. The Executive further represents and agrees that she will not bring with her, disclose or otherwise use any confidential, proprietary or trade secret information acquired from any prior employer, whether that information was created by the Executive or others. A written or oral notice or complaint that Executive breached this provision or violated a restrictive covenant or an agreement not to disclose Confidential Information shall subject the Executive, at the Company’s sole discretion, to immediate termination with Cause. The Executive also agrees to fully indemnify the Company for any and all damages, costs and/or attorney’s fees incurred by the Company that arise from any claims that were related to the Executive’s alleged or actual breach of a restrictive covenant or an agreement not to disclose Confidential Information.

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(b)            The Parties mutually acknowledge and agree that any prior offer letters and/or employment or independent contractor agreements between and among the Company or any affiliate or subsidiary and the Executive, including, but not limited to, the independent contractor agreement between the Company and the Executive (or any affiliate or related company), as amended, are declared null and void with no legal effect, except as otherwise provided for herein, and the Executive will take nothing from any such prior agreements, including any right to any severance or termination benefits. The Executive hereby agrees that any prior employment or independent contractor agreements between the Company or any affiliate or subsidiary and the Executive shall have no legal effect whatsoever as of the date this Agreement is executed by the Parties. The terms of this Subsection 9(b), however, shall not apply to the Restrictive Covenant Agreement, the Stock Option Agreement, or the Change of Control Agreement, which are all incorporated by reference into this Agreement.

10.            Specific Performance. It is agreed that the rights granted to the Parties hereunder are of a special and unique kind and character and that, if there is a breach by any Party of any material provision of this Agreement, the other Party would not have any adequate remedy at law. It is expressly agreed, therefore, that the rights of the Parties hereunder may be enforced by an action for specific performance and other equitable relief without the Parties posting a bond, or, if a bond is required, the Parties agree that the lowest bond permitted shall be adequate.

11.            Further Assurances. Each of the Parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

12.            Right to Review and Seek Counsel. The Executive acknowledges that she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that she has sought such independent counsel and advice as she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

13.            Waiver/Amendments. The waiver by the Company of a breach or threatened breach of this Agreement by the Executive shall not be construed as a waiver of any subsequent breach by the Executive. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by Executive and such officer as may be specifically authorized by the Board.

14.            Entire Agreement. This Agreement contains the entire understanding of the Parties and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties and/or their affiliates. The Executive acknowledges that she has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement.

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15.            Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

16.            Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to conflicts of law.

17.            Consent to Personal Jurisdiction and Venue; Waiver of Service of Process. The Executive hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the District of Colorado, if such Court can exercise jurisdiction over the matter for any action brought by the Company or the Executive arising out of or in connection with this Agreement or the Executive’s employment with the Company. In the event the foregoing Court lacks jurisdiction, the Executive consents to personal jurisdiction and exclusive venue in the Boulder County Combined Court of the 20th Judicial District of Colorado. For purposes of this Section, the term “Executive” includes any business entity owned or controlled by the Executive. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such Notices (under Section 7) to she/it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

18.            Headings and Captions. The titles and captions of paragraphs, sections, subparagraphs and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

19.            Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.            Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 17 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the Parties.

21.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive agrees that this Agreement may be assigned by the Company without Executive’s consent. This Agreement is not assignable by the Executive.

22.            Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument. This Agreement, and the counterparts thereto, may be executed by the Parties using their respective signatures transmitted via facsimile machines or via electronic mail.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on August 30, 2013.

NEOMEDIA TECHNOLOGIES, INC., a Delaware Corporation		LAURA MARRIOTT

By:	/s/ Barry Baer	By:	/s/ Laura Marriott

Name:	Barry Baer

Title:	CFO

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